Exhibit 10-33

EMPLOYMENT AGREEMENT

         This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement"), by and among Iberdrola, S.A., a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain ("Parent"), Energy East Corporation, a New York corporation (the "Company"), Energy East Management Corporation, a Delaware corporation ("EEMC"), and Wesley W. von Schack (the "Executive"), amends and restates that certain Amended and Restated Employment Agreement dated as of December 31, 2006 by and among the Company, EEMC and the Executive (the "Prior Agreement").

         This Agreement shall become effective, if and only if, the Closing occurs and shall be effective as of the Closing Date.

         The Parent, the Board of Directors of the Company (the "Board") and the Board of Directors of EEMC have determined that it is in the best interests of the Parent, the Company and EEMC, respectively, that the Executive continue his employment as a member of the management of the Company and of EEMC following the Closing Date.

         The Executive is willing to commit himself to serve the Parent, the Company and EEMC, on the terms and conditions herein provided.

         The Parent is willing to agree to cause the Company and EEMC to perform all of their obligations under this Agreement.

         In order to effect the foregoing, the Parent, the Company, EEMC and the Executive wish to enter into an employment agreement on the terms and conditions set forth below, and the Parent wishes to agree to cause the Company and EEMC to perform their obligations under this Agreement as set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.      Defined Terms. The definitions of capitalized terms used in this Agreement, unless otherwise defined herein, are provided in the last Section hereof.

2.      Employment. EEMC hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company and EEMC, on the terms and conditions set forth herein, during the term of this Agreement (the "Term").

3.      Term of Agreement. The Term will commence on the Closing Date and ends on the second year anniversary thereof, unless further extended to the third year anniversary of the Closing Date by mutual written agreement of the parties hereto or if earlier the Date of Termination.

4.      Position and Duties. The Executive shall serve as Chairman, President and Chief Executive Officer of the Company and President and Chief Executive Officer of EEMC and shall have such responsibilities, duties and authority that are consistent with such positions as may from time to time be assigned to the Executive by the Board or the Parent. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and its subsidiaries and affiliates; provided, however, that the Executive may also serve on the boards of directors and as the chairman of the board of directors of Associated Electric and Gas Services Limited and, as long as such service does not substantially interfere with the performance of his duties hereunder, and are consistent with the Company's Corporate Governance Guidelines, may also serve on the boards of directors or trustees of other companies and organizations.

5.      Compensation and Related Matters.

        5.1    Base Salary. EEMC shall pay the Executive a base salary ("Base Salary") during the period of the Executive's employment hereunder, which shall be at an initial rate of Nine Hundred Thousand Dollars ($900,000.00) per annum. The Base Salary shall be paid in substantially equal bi-weekly installments, in arrears. The Base Salary may be discretionarily increased by the Board in consultation with the Parent from time to time as the Board deems appropriate in its reasonable business judgment. The Base Salary in effect from time to time shall not be decreased during the Term. During the period of the Executive's employment hereunder, the Board shall conduct an annual review of the Executive's compensation. Compensation of the Executive by Base Salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company. The Base Salary payments (including any increased Base Salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company or EEMC hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of EEMC to pay the Executive's Base Salary hereunder.

        5.2    Annual Bonus. For each of the first two calendar years ending during the Term of this Agreement, and through which the Executive is employed under this Agreement, the Executive shall be paid an annual bonus with a target annual bonus opportunity equal to 100% of annual Base Salary and a maximum annual bonus opportunity equal to 200% of annual Base Salary (the "Annual Bonus") (assuming, in the case of the first such calendar year, no annual bonus payments have been made prior to the Closing Date in respect of performance for such first calendar year). The amount of Annual Bonus paid shall be based upon the level of attainment of goals to which the Company and the Executive mutually agree. For each succeeding calendar year, any part of which this Agreement is in effect, the Executive shall be paid an Annual Bonus equal to 100% of the Executive's annual Base Salary multiplied by a fraction, the numerator of which is the number of days in such calendar year this Agreement is in effect and the denominator of which is 365; provided, however, that if this Agreement is in effect for the entire third calendar year or any full succeeding calendar year, the Executive's Annual Bonus for such year shall be paid pursuant to the first two sentences of this Section 5.2, without proration. Each calendar year's Annual Bonus shall be paid within the 2 1/2 month period following the end of such calendar year.

        5.3    Benefit and Long-Term Incentive Plans. The Executive shall be entitled to participate in or receive compensation and/or benefits, as applicable, under all "employee benefit plans" (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA")) other than nonqualified pension benefit plans and all employee benefit arrangements made available by the Company now or during the period of the Executive's employment hereunder to its and its subsidiaries executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; provided, however, that there shall be no duplication of the compensation and benefits created by this Agreement; and further provided that on and after the Closing Date, the Executive shall no longer accrue benefits under the Company's Supplemental Executive Retirement Plan (the "SERP") or Excess Benefit Plan. Pursuant to an election made by the Executive, the Company shall pay to the Executive a single lump sum payment in satisfaction of all benefits under the SERP and Excess Benefit Plan in an amount equal to the December 31, 2006 actuarially determined value of $21,786,794.00.

        Pursuant to the Executive's participation in the long term incentive plan, by March 1 of each calendar year during the Term, the Executive shall receive an annual grant of equity or cash equivalent to be established by the Company with a minimum value of $2,500,000.00 based upon and subject to the attainment of the performance objectives established by the Executive at the beginning of the preceding calendar year (provided that there shall be no duplication of award for the same calendar year).

        5.4    Retention Bonus. If the Executive is employed by the Company, EMCC or any of their affiliates on the first annual anniversary of the Closing Date, the Executive shall be paid a retention bonus of Nine Hundred Thousand Dollars ($900,000.00). If the Executive is employed by the Company, EMCC or any of their affiliates on the second annual anniversary of the Closing Date, the Executive shall be paid an additional retention bonus of Nine Hundred Thousand Dollars ($900,000.00). If the Term of this Agreement is extended for a third year pursuant to Section 3 hereof, and the Executive is employed by the Company, EMCC or any of their affiliates on the third annual anniversary of the Closing Date, the Executive shall be paid an additional retention bonus of Nine Hundred Thousand Dollars ($900,000.00). Each such retention bonus shall be paid in the 30 day period beginning on the applicable annual anniversary date.

       If the Executive terminates employment with the Company, EMCC and all of their affiliates by reason of death or Disability prior to any year's annual anniversary, a pro-rata retention bonus shall be paid to the Executive (or his Beneficiary) based up the number of days in such anniversary year prior to the Date of Termination and no further retention bonus shall be payable to the Executive or his Beneficiary. If the Executive is not employed by the Company, EMCC or any of their affiliates on either the first or second annual anniversary (and/or the third annual anniversary if the Term of the Agreement is extended for the third year pursuant to Section 3 hereof) and the Executive's employment was terminated by the Company, EEMC or any affiliate thereof for other than Cause, the Executive shall be paid any such unpaid first or second annual anniversary retention bonus, as the case may be, (or the third annual anniversary retention bonus if the Term of the Agreement is extended for the third year pursuant to Section 3 hereof). Any retention bonus under this second paragraph of Section 5.2 shall be paid within 30 days of the Date of Termination.

       Except as otherwise provided in this Section 5.4, if the Executive is not employed by the Company, EMCC or any of their affiliates on any annual anniversary date, no retention bonus shall be paid with respect to that annual anniversary date.

        5.5    Expenses. Upon presentation of reasonably adequate documentation to EEMC, the Executive shall receive prompt reimbursement from EEMC for all reasonable and customary business expenses incurred by the Executive in accordance with EEMC policy in performing services hereunder. EEMC agrees to reimburse the Executive for any expenses he incurs in moving himself and his family from Maine to any state in the Northeast at the request of Parent.

        5.6    Vacation. The Executive shall be entitled to five (5) weeks of vacation during each year of this Agreement, or such greater period as the Board shall approve, without reduction in salary or other benefits.

        5.7    Payments in lieu of Restricted Stock. If the Closing Date occurs prior to July 1, 2008, in lieu of restricted stock awards which were to be provided pursuant to the Prior Agreement, the Company shall pay to the Executive an amount equal to the product of multiplying 143,478 by the closing price of Company common stock on the day prior to the Closing Date (as reported in the Wall Street Journal). If the Closing Date occurs prior to July 1, 2009, but after July 1, 2008, in lieu of restricted stock awards which were to be provided pursuant to the Prior Agreement, the Company shall pay to the Executive an amount equal to the product of multiplying 95,652 by the closing price of Company common stock on the day prior to the Closing Date. The payment under this Section 5.7 shall be made no later than 10 days following the Closing Date (as reported in the Wall Street Journal).

6.      Compensation Related to Disability. During the Term of this Agreement, during any period that the Executive fails to perform the Executive's full-time duties with the Company and EEMC as a result of incapacity due to physical or mental illness, EEMC shall pay the Executive's Base Salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company or any affiliate during such period, until the Executive's employment is terminated by the Company for Disability; provided, however, that such Base Salary payments shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such Base Salary payment under disability benefit plans of the Company or under the Social Security disability insurance program, which amounts were not previously applied to reduce any such Base Salary payment.

7.      Compensation Related to Termination.

      7.1    Termination Without Cause. If the Executive's employment shall be terminated by the Company, EEMC or any affiliate thereof for any reason other than Cause, EEMC shall continue to pay to the Executive through the end of the Term as if the Executive had remained employed through the end of the Term the Executive's Base Salary at the rate in effect at the time the Notice of Termination is given and Annual Bonus (at target opportunity level of 100% of annual Base Salary) and the Executive shall continue to receive the annual long-term term incentive awards provided for in the last paragraph of Section 5.3 hereof, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Company or any affiliate during such period.

      7.2    Other Terminations. If the Executive's employment shall be terminated for any reason other than as described in Section 7.1 during the Term of this Agreement, EEMC shall pay the Executive's Base Salary (to the Executive or in accordance with Section 13.3 if the Executive's employment is terminated by his death) through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Company or any affiliate during such period.

      7.3    Further Obligations. Subject to Sections 6 and 8, after completing the expense reimbursements required by Section 5.5 hereof and making the payments and providing the benefits required by Sections 5.2, 5.3, 5.4, and 5.7 to the extent not previously paid and this Section 7, the Company and EEMC shall have no further obligations to the Executive under this Agreement.

8.     Normal Post-Termination Payments Upon Termination of Employment. If the Executive's employment shall be terminated for any reason during the Term of this Agreement, EEMC shall pay the Executive's normal post-termination compensation and benefits to the Executive as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements (other than this Agreement).

9.     Termination Procedures.

      9.1    Notice of Termination. During the Term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other parties hereto in accordance with Section 14 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

      9.2    Date of Termination. "Date of Termination," with respect to any purported termination of the Executive's employment during the Term of this Agreement, shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the fulltime performance of the Executive's duties during such thirty (30) day period), and (iii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which shall not be less than ninety (90) days (except in the case of a termination for Cause), from the date such Notice of Termination is given).

10.     Confidentiality, Noncompetition, and Nonsolicitation.

      10.1    The Executive will not, during or after the Term, disclose to any entity or person any information which is treated as confidential by the Company or any of its subsidiaries or affiliates and is not generally known or available in the marketplace, and to which the Executive gains access by reason of his position as an employee or director of the Company or any of its subsidiaries or affiliates (each, an "EE Entity").

      10.2    If, at any time prior to the end of the Term, the Executive terminates his own employment (and not in connection with his Disability, Retirement or death) or the Company terminates his employment with Cause, then for a twelve-month period immediately following his Date of Termination, the Executive shall not, except as permitted by the Company upon its prior written consent, enter, directly or indirectly, into the employ of or render or engage in, directly or indirectly, any services to any person, firm or corporation within the "Restricted Territory," which is a major competitor of any EE Entity with respect to products which any EE Entity is then producing or services any EE Entity is then providing (a "Competitor"). However, it shall not be a violation of the immediately preceding sentence for the Executive to be employed by, or render services to, a Competitor, if the Executive renders those services only in lines of business of the Competitor which are not directly competitive with the primary lines of business of any EE Entity, or are outside of the Restricted Territory. For purposes of this Section 10.2, the "Restricted Territory" shall be the states of Connecticut, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont.

      10.3    If the Executive's employment is terminated for any reason, then for the twelve month period immediately following his Date of Termination the Executive shall not, except as permitted by the Company upon its previous written consent, solicit on his own behalf or on behalf of another person or entity any EE Entity employee for hire or retention as an employee, consultant, or service provider.

11.      Successors; Binding Agreement.

      11.1    In addition to any obligations imposed by law upon any successor to the Company or EEMC, the Company or EEMC will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or EEMC, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company or EEMC would be required to perform it if no such succession had taken place. Failure of the Company or EEMC to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. The Parent is a beneficiary of the benefits of this Agreement and shall cause EEMC and Company to fully perform their obligations hereunder.

      11.2    This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

12.     Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company and EEMC: Energy East Corporation Energy East Management Corporation 1387 Ithaca-Dryden Road Ithaca, NY 14850-8810 Attention: Senior Vice-President & Chief Administrative Officer
To Parent: Iberdrola, S.A. Calle Cardenal Gardoqui, 8 48008 Bilbao Spain Attention: Secretaría General
To the Executive: Wesley W. von Schack 217 Commercial Street Portland, Maine 04101

13.     Miscellaneous.

      13.1    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers as may be specifically designated by the Board. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, except as otherwise specifically provided in this Agreement, the Prior Agreement, is hereby terminated and cancelled. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. There shall be withheld from any payments provided for hereunder any amounts required to be withheld under federal, state or local law and any additional withholding amounts to which the Executive has agreed. The obligations under this Agreement of the Company, EEMC or the Executive which by their nature and terms require satisfaction after the end of the Term shall survive such event and shall remain binding upon such party.

      13.2    References in this Agreement to employee benefit plans, compensation plans, incentive plans, pension plans, disability policies or similar plans, programs or arrangements of the Company include such plans, programs or arrangements of NYSEG and EEMC if maintained for the benefit of the Company's executives or employees of EEMC.

      13.3    Notwithstanding any provision of this Agreement to the contrary, in the event EEMC does not make any payment required to be made by it under this Agreement, the Company shall be liable to the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees for all payment obligations of EEMC under this Agreement.

14.     Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.     Settlement of Disputes; Arbitration. All claims by the Executive, for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

17.     Definitions. For purposes of this Agreement, the following terms shall have the meaning indicated below:

(A)     "Base Salary" shall have the meaning stated in Section 5.1 hereof.

(B)     "Board" shall mean the Board of Directors of the Company.

(C)     "Closing" shall have the meaning set forth in the Merger Agreement.

(D)     "Closing Date" shall have the meaning set forth in the Merger Agreement.

(E)     "Cause" for termination by the Company of the Executive's employment, for purposes of this Agreement, shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company and EEMC (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

(F)     "Company" shall mean Energy East Corporation and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(G)     "Date of Termination" shall have the meaning stated in Section 9.2 hereof.

(H)     "Disability" shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company and EEMC for the maximum number of months applicable to the Executive under the Company's Disability Policy for Salaried Employees (or any successor policy) (but in no event for less than six (6) consecutive months), the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

(I)     "Executive" shall mean the individual named in the first paragraph of this Agreement.

(J)     "Merger Agreement" shall mean Agreement and Plan of Merger dated as of June 25, 2007, among Parent, Green Acquisition Capital, Inc., a New York corporation, and the Company.

(K)     "Notice of Termination" shall have the meaning stated in Section 9.1 hereof.

(L)     "Parent" shall have the meaning set forth in the Merger Agreement.

(M)     "Retirement" shall be deemed the reason for the termination by the Company or the Executive of the Executive's employment if such employment is terminated in accordance with the Company's retirement policy, generally applicable to its salaried employees, or in accordance with any retirement arrangement established with the Executive's consent with respect to the Executive. For purposes of this Agreement, termination by the Company without Cause shall not constitute Retirement.

(N)     "Term" shall have the meaning stated in Section 3 hereof.

18.     Compliance with Internal Revenue Code 409A. The parties agree that all payments made to the Executive under this Agreement or any of the Company's benefit plans are intended to be made in order to avoid the application of excise tax, penalties and interest under Section 409A of the Internal Revenue Code. The Company is authorized to adjust the timing of any payment (by delaying such payment a minimum of six (6) months) to avoid the application of such excise tax, penalties and interest.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of this 25th day of June 2007.
ENERGY EAST CORPORATION
By: /s/ John T. Cardis Name: John T. Cardis Title: Chairman, Compensation and Management Succession Committee
By: /s/ Richard R. Benson Name: Richard R. Benson Title: Senior Vice President and Chief Administrative Officer
ENERGY EAST MANAGEMENT CORPORATION
By: /s/ Richard R. Benson Name: Richard R. Benson Title: Senior Vice President and Chief Administrative Officer
IBERDROLA, S.A.
By: /s/ Julián Martínez-Simancas Name: Julián Martínez-Simancas Title: General Secretary and Secretary to the Board
EXECUTIVE
/s/ Wesley W. von Schack Wesley W. von Schack